Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is between Daniel A. Artusi (“Executive”) and Silicon Laboratories Inc. (the “Company”), and is entered into as of April 25, 2005, and shall become effective on the eighth day following Executive’s execution of this Agreement (the “Effective Date”).  The Company and the Executive are sometimes referred to herein as the “parties”.

WHEREAS, Executive has been employed by the Company as its President and Chief Executive Officer and has served as a member of its Board of Directors;

WHEREAS, Executive and the Company entered into that certain Confidentiality, Proprietary Information and Inventions Agreement dated as of August 27, 2001 (“Confidentiality Agreement”) that contains restrictions on Executive’s actions following the termination of his employment with the Company and requires that he maintain as confidential all of the Company’s intellectual property rights, trade secrets, confidential knowledge, data or proprietary information;

WHEREAS, Executive and the Company are parties to several Stock Option Agreements (collectively the “Option Agreements”) which grant Executive the right to purchase shares of the Company’s Common Stock subject to the vesting schedules and other restrictions on exercise as set forth in the Option Agreements and the Silicon Laboratories Inc. 2000 Stock Incentive Plan (the “Stock Plan”);

WHEREAS, Executive has voluntarily resigned his employment with the Company and his seat on its Board of Directors effective as of April 25, 2005 (the “Resignation Date”); and,

WHEREAS, the parties desire to settle fully and finally, in the manner set forth herein, any and all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but in no way limited to, any and all claims and controversies arising out of the employment relationship between Executive and the Company, and the termination thereof.

NOW, THEREFORE, in consideration of these recitals and the promises and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.             General Releases:  (a) Executive for himself and on behalf of his attorneys, heirs, assigns, successors, executors, and administrators IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND FOREVER DISCHARGES the Company, the Company’s current and former parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, limited liability companies and entities, their successors and assigns, and the current and former owners, stockholders, directors, officers, employees, agents, attorneys, representatives, and insurers of the Company and said corporations, firms, associations, partnerships, limited liability companies and entities, and their successors, assigns, heirs, executors, guardians, and administrators (including the Company, “Company Released Parties”), of and from any and all claims, liabilities, obligations, agreements, damages, causes of action, costs, losses, damages, and attorneys’ fees and expenses whatsoever (collectively, “claims”), whether known or unknown or whether connected with Executive’s employment by the Company or not, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq., the Texas Commission on Human Rights Act, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et. seq., the Americans With Disabilities Act, and any other municipal, local, state, or federal law, common or statutory, which may have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement.  Notwithstanding the foregoing, Executive shall have all rights of indemnification for his acts or omissions as a director or officer of the Company that he may have under any applicable statute, the certificate of incorporation or by-laws of the Company, or pursuant to the Indemnification Agreement dated August 27, 2001 between Executive and the Company.

(b)                                 The Company, for itself and on behalf of its attorneys, heirs, assigns, successors, executors, administrators, current and former parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, limited liability companies and entities, its respective successors and assigns, and the current and former owners, shareholders, directors, officers, employees, agents, attorneys, representatives and insurers of the Company and said corporations, firms, associations, partnerships, and entities and their guardians, successors, assigns, heirs, executors, and administrators, IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES Executive and his attorneys, heirs, assigns, successors, executors, and administrators (“Executive Released Parties”), of and from any and all claims whatsoever, whether known or unknown or whether connected with Executive’s employment by the Company or not, which may have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement.  Notwithstanding the foregoing, nothing contained herein shall release the Executive Released Parties from any claim relating to: (i) a breach by Executive of any provision of the Confidentiality Agreement; (ii) Executive’s obligations pursuant to this Agreement; or (iii) Executive’s fraud, willful misconduct, gross negligence or illegal act.

2.             Covenant Not to Sue:

(a)                                  Executive COVENANTS NOT TO SUE, OR OTHERWISE PARTICIPATE IN ANY ACTION OR CLASS ACTION against, any Company Released Party based upon any of the claims released in this Agreement.

(b)                                 Company COVENANTS NOT TO SUE, OR OTHERWISE PARTICIPATE IN ANY ACTION OR CLASS ACTION against, any Executive Released Party based upon any of the claims released in this Agreement.

3.             Severance Package:  On the Effective Date, Company shall provide Executive with the following payments and benefits (“Severance Package”) to which Executive is not otherwise entitled.  Executive acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by Executive in this Agreement.

3.1                               Severance Payments.  Company agrees to pay Executive an amount equal to his current base salary of $31,250 per month, less all applicable withholding and authorized deductions (“Severance Payments”) in equal, regular installments in accordance with the Company’s regular payroll schedule, from April 25, 2005 until the earlier of (a) April 25, 2007 or (b) such time as Executive becomes engaged as a consultant or contractor for more than 25 hours per week or becomes otherwise employed (the “Severance Period”); provided that neither (i) serving as a manager, partner, general partner, trustee, board member, employee, consultant or contractor for Executive’s estate planning entities (which do not provide any services to third parties) or charitable organizations nor (ii) serving on the board of directors of any company other than as an executive chairman of the board or a similar role, shall constitute employment, consulting or contracting for purposes of this Section 3.1.  On the first payday of the Company following the expiration of six months from the Resignation Date (such six month period, the “Waiting Period”), the Company will pay to the Executive the Severance Payments that would have been made to the Executive during such Waiting Period in accordance with the Company’s regular payroll schedule but for the Waiting Period.  Any further Severance Payments will be paid in accordance with the regular payroll schedule of the Company during the remainder of the Severance Period.  Executive shall promptly report to the Company his employment or his engagement as a consultant or contractor during the Severance Period.

3.2                               Lump Sum.  Company agrees to pay Executive $100,000 on the first payday of the Company following the end of the Waiting Period, less all applicable withholding.  Such amount will be payable notwithstanding the lapse of the Severance Period.

3.3                               Benefits.  During the continuation coverage period specified in section 4980B of the Internal Revenue Code of 1986, as amended (“Code”), and Part 6 of Title 1 of the Employee Retirement Income Security Act of 1986, as amended, Executive hereby elects to continue to participate in any medical, prescription drug, dental, vision, health care spending account and any other “group health plan” (as such term is used in section 4980B of the Code) for the continued benefit of the Executive (and the Executive’s spouse and minor children) in which such person(s) were participating immediately prior to the Resignation Date or, if such arrangements are altered by the Company, which is provided to similarly situated beneficiaries under the plans with respect to which a qualifying event has not occurred (“COBRA Coverage”).  During the Waiting Period, the Company will pay on the Executive’s behalf the premium the Executive will be required to pay to maintain such coverage for such person(s) during the Waiting Period; provided that the Company shall not be obligated to make any payment following the end of the Severance Period.  In addition, during any remaining Severance Period following the Waiting Period, the Company will pay to the Executive an amount equal to the premium the Executive will be required to pay during the period of COBRA Coverage to maintain such coverage for such person(s), less applicable withholding.  Such payments shall be made in equal, regular installments in accordance with the Company’s regular payroll schedule.

3.4                               Restricted Stock Vesting.  Company agrees to waive its right of repurchase with respect to 64,286 unvested shares (“Accelerated Shares”) of Common Stock acquired by Executive pursuant to that certain Silicon Laboratories Inc. Stock Issuance Agreement between the Company and Executive dated as of August 27, 2001 (the “Issuance Agreement”), including waiving all Repurchase Rights (as defined in the Issuance Agreement) and transferee obligations with respect to the Accelerated Shares.  On the Effective Date, Executive shall deliver to the Company by wire transfer cash equal to the Company’s required withholding amount with respect to the Accelerated Shares.  In addition to any other remedies available to the Company, the Company shall have the right of offset and may reduce any other payments due to Executive hereunder to the extent Executive has not paid the full amount required by the preceding sentence.  The Company will remove all legends and other indications of restriction from the certificates representing Accelerated Shares following receipt of such withholding amount.  From the date hereof until the eighth day following Executive’s execution of this Agreement, the Company shall not exercise its Repurchase Rights with respect to the Accelerated Shares.  The Company shall exercise its Repurchase Right with respect to the remaining 21,428 unvested shares subject to such Issuance Agreement and shall deliver the Purchase Price of $2.14 to Executive promptly following the Effective Date.

3.5                               Stock Option Vesting.  Except as explicitly set forth in this Section 3.5, Executive shall not vest any further with respect to any of the Option Agreements following the Resignation Date.  Notwithstanding Section 5(iv) of each Option Agreement, Company agrees to accelerate Executive’s vesting and exercisability with respect to the Option Agreements, such that the number of shares of Company’s Common Stock indicated below shall be purchasable under each such Option Agreement, as follows:

3.5.1        With respect to Option Grant 2000536 with an exercise price of $20.24 per share, the Company will accelerate Executive’s vesting and exercisability with respect to 1,542 shares of the Company’s Common Stock (resulting in an aggregate of 14,800 shares of the Company’s Common Stock being vested and exercisable thereunder, including any shares previously purchased thereunder);

3.5.2        With respect to Option Grant 2000537 with an exercise price of $20.24 per share, the Company will accelerate Executive’s vesting and exercisability with respect to 31,792 shares of the Company’s Common Stock (resulting in an aggregate of 305,200 shares of the Company’s Common Stock being vested and exercisable thereunder, including any shares previously purchased thereunder);

3.5.3        With respect to Option Grant 2000708 with an exercise price of $24.30 per share, the Company will accelerate Executive’s vesting and exercisability with respect to 1,635 shares of the Company’s Common Stock (resulting in an aggregate of 1,635 shares of the Company’s Common Stock being vested and exercisable thereunder, including any shares previously purchased thereunder);

3.5.4        With respect to Option Grant 2000709 with an exercise price of $24.30 per share, the Company will accelerate Executive’s vesting and exercisability with respect to 77,531 shares of the Company’s Common Stock (resulting in an aggregate of 77,531 shares of the Company’s Common Stock being vested and exercisable thereunder, including any shares previously purchased thereunder);

3.5.5        With respect to Option Grant 2001061 with an exercise price of $38.50 per share, the Company will accelerate Executive’s vesting and exercisability with respect to 4,167 shares of the Company’s Common Stock (resulting in an aggregate of 25,000 shares of the Company’s Common Stock being vested and exercisable thereunder, including any shares previously purchased thereunder);

3.5.6        With respect to Option Grant 2001354 with an exercise price of $45.41 per share, the Company will accelerate Executive’s vesting and exercisability with respect to 6,666 shares of the Company’s Common Stock (resulting in an aggregate of 31,666 shares of the Company’s Common Stock being vested and exercisable thereunder, including any shares previously purchased thereunder);

3.5.7        With respect to Option Grant 2001530 with an exercise price of $33.17 per share, the Company will accelerate Executive’s vesting and exercisability with respect to 12,500 shares of the Company’s Common Stock (resulting in an aggregate of 12,500 shares of the

Company’s Common Stock being vested and exercisable thereunder, including any shares previously purchased thereunder);

3.5.8        With respect to all Option Agreements, Section 5(i) of each Option Agreement shall be amended and restated to read as follows:  “(i) Should Optionee cease to remain in Service for any reason (other than death, Permanent Disability or Misconduct) while this option is outstanding, then this option shall remain exercisable until the earlier of (i) March 15, 2006 or (ii) the Expiration Date.”

4.             Acknowledgement.  Executive acknowledges and agrees that: (A) except as provided by this Agreement, no additional consideration, including salary, wages, bonuses, stock or stock options, is to be paid to him by the Company; (B) except as provided by this Agreement, he has no contractual right or claim to the Severance Package described herein; and (C) payments and benefits pursuant to this Agreement shall terminate immediately if Executive materially breaches any of the provisions of this Agreement or the Confidentiality Agreement.

5.             Right to Revoke:  Executive may revoke this Agreement by notice to the Company, in writing, received within seven days of the date of execution of this Agreement by Executive (the “Revocation Period”).  The Company may not revoke this Agreement.  Executive agrees that he will not receive the Severance Package provided by this Agreement if he revokes this Agreement.  Executive also acknowledges and agrees that if the Company has not received notice from Executive of his revocation of this Agreement prior to the expiration of the Revocation Period, Executive will have forever waived his right to revoke this Agreement and this Agreement shall thereafter be enforceable and have full force and effect.  Notice under this Agreement shall be deemed delivered to the Company only upon confirmed facsimile transmission addressed to Russell Brennan at (512) 428-1666.

6.             Stock and Stock Options:  Except as expressly provided for in Section 3 of this Agreement, the terms and conditions of the Issuance Agreement and the Option Agreements shall remain in full force and effect.

7.             Waiver of Reemployment/Reelection to the Board of Directors: Executive waives and releases forever any right or rights he might have to employment, reemployment, or reinstatement with any Company Released Party at any time in the future.  Executive also waives and releases forever any right or rights he might have to seek election or reelection to the Board of Directors of the Company or any of the Company Released Parties at any time in the future.  Executive agrees that he shall not to seek or make application for employment with, nor will he seek or accept election or reelection to the Board of Directors of, any of the Company Released Parties at any time in the future.

8.             Confidentiality:  Until this Agreement is publicly filed by Company, Executive agrees not to directly or indirectly disclose the terms, amount or fact of this Agreement to anyone other than by Executive to his immediate family, counsel, accountant or tax advisor, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law.

9.             Acknowledgement of Restrictions; Non-Competition; Confidential Information:  Executive acknowledges and agrees that he has continuing non-competition, non-solicitation and non-disclosure obligations pursuant to the Confidentiality Agreement between Executive and the Company.  Executive acknowledges and agrees that the non-competition, non-solicitation and non-disclosure provisions of the Confidentiality Agreement are valid, binding and enforceable, and Executive reaffirms his obligation to continue to abide fully and completely with all provisions of the Confidentiality Agreement, including without limitation the non-competition, non-solicitation and non-disclosure provisions, and agrees that nothing in this Agreement shall operate to excuse or otherwise relieve Executive of such obligation.

10.           Return of Company Property.  Executive confirms that Executive has returned all of the Company’s property to the Company, including but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property, including computers, keys, access cards, identification badges, credit cards, cell phones and PDAs issued to Executive, and any proprietary or confidential information of the Company (and all reproductions thereof).

11.           Expense Reimbursement.  Executive confirms that Executive has submitted his final documented expense reimbursement statement reflecting all business expenses incurred through the Resignation Date, if any, for which Executive shall seek reimbursement.  The Company agrees to pay the amount of all such expenses to Executive promptly to the extent such expenses are in compliance with the Company’s reimbursement policies.  In addition, the Company agrees to reimburse Executive up to an aggregate of $17,500 for the fees and expenses of Vinson & Elkins L.L.P., special counsel to Executive, incurred in the course of negotiating this Agreement.

12.           Nondisparagement:  Each party agrees that it will not make (and the Company agrees to prevent any executive officer or member of the board of directors of the Company or the Company’s current and former parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, limited liability companies and entities from making) any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame or disparage the personal or business reputation, practices, prospects or conduct of the other including, in the case of the Company, its employees, directors, stockholders, and other related parties included in the definition of Company Released Parties; provided that both Executive and the Company will respond accurately to any question, inquiry or request for information to the extent required by law.

13.           Cooperation:  Executive agrees that from time to time following the Resignation Date he will, at the Company’s written request, voluntarily assist the Company with respect to on-going or contemplated litigation, audits by government agencies or any other similar matters.  The Company will reimburse Executive for reasonable out-of-pocket expenses incurred with respect to any such requested matters; provided that such expenses shall not exceed $500 without the Company’s written approval.  Executive acknowledges and agrees that his activities under this Section shall be performed as an independent contractor and not as an employee of the Company.  The Company agrees to provide Executive with as much advance notice of its requests as may be reasonable under the circumstances.

14.           Severability:  If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and/or construed in remaining part to the full extent allowed by law, with the remaining provisions of this Agreement continuing in full force and effect.

15.           Entire Agreement: This Agreement, the Indemnification Agreement, the Issuance Agreement, the Option Agreements (and any ancillary documents relating to the Option Agreements), the Stock Plan and the Confidentiality Agreement, which are incorporated herein by reference, constitute the entire agreement between the Executive and the Company, and supersede all prior and contemporaneous negotiations and agreements, oral or written.  This Agreement cannot be changed or terminated except pursuant to a written agreement executed by the parties.

16.           Governing Law; Venue:  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, except where preempted by federal law.  The parties hereby agree that Travis County shall be the exclusive venue for any disputes under this Agreement and irrevocably submit to such jurisdiction.

[Signature page follows]

17.           Statement of Understanding:  By executing this Agreement, Executive acknowledges that (a) he has had at least 21 days to consider the terms of this Agreement and has considered its terms for such a period of time or has knowingly and voluntarily waived his right to do so; (b) he has been advised by the Company to consult with an attorney regarding the terms of this Agreement; (c) he has consulted with an attorney of his own choosing regarding the terms of this Agreement; (d) he has consulted with his own tax and financial advisors regarding the terms of this Agreement and is not relying on the Company with respect to any matters related to this Agreement; (e) any and all questions regarding the terms of this Agreement have been asked and answered to his complete satisfaction by his advisors; (f) he has read this Agreement and fully understands its terms and their import; (g) except as provided by this Agreement, he has no contractual right or claim to the Severance Package described herein; (h) the consideration provided for herein is good and valuable; and (i) he is entering into this Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

EXECUTED in Austin, Texas, this 25th day of April, 2005.

EXECUTIVE

/s/ Daniel A. Artusi
Daniel A. Artusi

EXECUTED in Austin, Texas, this 25th day of April, 2005.

Silicon Laboratories Inc.

By:	/s/ Navdeep S. Sooch
Navdeep S. Sooch,
Interim Chief Executive Officer